Sub-Item 77O Rule 10f-3 Transaction
DREYFUS PREMIER FIXED INCOME FUNDS -Dreyfus Premier Core Bond Fund

On August 21, 2007, Dreyfus Premier Core Bond Fund (the "Fund"), a series of Dreyfus Premier Fixed Income Funds (the "Trust") purchased $1,550,000 million units of a corporate bond issued by Comcast Corp. 6.3% maturing on 11/15/2017 Cusip# 20030NAUS at a purchase price of $99.759 per unit (the “Bonds”). The Bonds were purchased from an underwriting syndicate of which the Bank of New York/Capital Markets Inc. ("BNY Capital Markets"), an affiliate of the Fund, was a member. BNY Capital Markets received no benefit in connection with the transaction. The following is a list of the syndicate's primary members:

Barclays Capital
Goldman Sachs
Morgan Stanley
ABN AMRO
Banc of America Securities
BNP Paribas
Citigroup Global Markets
Daiwa Securities America
JP Morgan Securities
Lehman Brothers
Merrill Lynch
Mitsubishi UFJ Securities International
Royal Bank of Scotland
UBS Securities
Wachovia Capital Markets
BNY Capital Markets
SunTrust Capital Markets Guzman & Co.
Samuel Ramirez & Co.
Williams Capital Group
Blaylock & Co.
Cabrera Capital Markets
Loop Capital Markets
Muriel Siebert & Co.
MR Beal & Co.

Accompanying this statement are materials presented to the Board of Trustees of the Trust, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Trust's Board meeting held on November 6, 2007.